Exhibit 10.4.2

ACCOMMODATION AGREEMENT

This Accommodation Agreement (the “Agreement”) is effective as of July 9, 2015 (the “Closing Date”) among and between Meritor Heavy Vehicle Systems, LLC (“Customer”), Gill Family Capital Management, Inc. ( “Gill”) and Sypris Technologies Kenton, Inc. (“Sypris Technologies Kenton”), Sypris Technologies, Inc. (“Sypris Technologies”) and Sypris Solutions, Inc. (“Sypris Solutions”) (Sypris Technologies Kenton, Sypris Technologies and Sypris Solutions together with such entities’ Mexican affiliate being hereinafter collectively referred to as “Supplier”).

RECITALS

A.

Pursuant to all of the various contractual obligations mutually agreed by the parties and their affiliates, including Customer’s Brazilian affiliate, for the purchase and sale of Component Parts as defined herein (collectively, “US Agreements” or individually, a “US Agreement”), Supplier is obligated to manufacture for Customer certain component parts, service parts and/or assembled goods (collectively, “Component Parts” or individually, a “Component Part”). For purposes of this Agreement, Customer and Supplier each hereto acknowledges that the Core Products and Housings Supply Agreement dated May 3, 2004, as amended, will be terminated effective as of the closing of the Morganton asset purchase transaction in accordance with, and subject to, the terms thereof, and therefore is excluded from the definition of “US Agreements” after that date.

B.

Sistemas Automotrices de Mexico, S.A. de C.V., a joint venture company jointly owned by Customer and Quimmco, S.A. de C.V. (“Sisamex”), is party to various agreements and purchase orders with Supplier, pursuant to which Supplier is obligated to manufacture for Sisamex certain component parts as more fully set forth therein (the “Mexican Supply Agreements”). (For the avoidance of doubt, Sisamex is not deemed to be an “affiliate” of Meritor for purposes of this Agreement.)

C.	Gill has a substantial financial interest in Supplier, both as a beneficial shareholder and a lender.

D.

The US Agreements also include provisions pursuant to which Customer and its affiliates sell to Supplier certain raw materials in connection with the production of the Component Parts (the “Rebill Provisions,” and the invoices of such sales, the “Rebill Invoices”).

E.

Supplier and PNC Bank, National Association (“Lender”) are parties to a Revolving Credit and Security Agreement (as amended, restated supplemented or replaced from time to time, the “Revolving Agreement”), whereby Lender has agreed to lend to Supplier monies in the amounts, and subject to the limitations, set forth in the Revolving Agreement.

F.	Supplier has requested a change in trade terms from Customer.

G.	Should Supplier fail to meet its obligations to Customer to deliver Component Parts timely as required by the US Agreements, Customer and its affiliates could suffer significant and irreparable harm.

H.

Subject to the terms of this Agreement, Customer and Gill have agreed to provide certain financial accommodations to Supplier and Supplier, in exchange for those financial accommodations, has agreed to make certain accommodations to Customer, all as set forth herein.

BASED UPON THE FOREGOING RECITALS and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

TERMS AND CONDITIONS

1.

Conditions to Effectiveness. This Agreement will become effective upon the: (a) execution of this Agreement by all parties; and (b) Supplier’s delivery to Customer of a fully executed and acknowledged copy of the Access Agreement.

2.	Term. The term of this Agreement (“Term”) will be from the Effective Date until the earliest of:

(a)

provided no material production default has occurred, at such time that (i) the Revolving Agreement and the Promissory Note (as defined below) has been fully paid; (ii) any past due amounts owed by Supplier to Meritor have been fully paid; (iii) any incremental funding by and direct expenses incurred by Customer during any Occupancy Period (in excess of US Agreement prices) have been fully paid; (iv) Supplier shall have established (as of the date that each of the conditions in Section 2(a)(i)-(iii) have been fulfilled) a minimum undrawn availability of $7.5 million; and (v) Supplier is not in material default of any other loan agreement or to supply-related creditors (excluding good faith disputes);

(b)

if there has been a material production interruption of Component Parts of less than ten calendar days, in addition to the requirements in above (2)(a)(i)-(v) having been satisfied, at such time that: (i) production pursuant to the US Agreements and the Mexican Supply Agreements has been restored and remained satisfactory for 90 days after such production interruption; (ii) key operational root causes of the production interruption have been addressed to Customer’s reasonable satisfaction; (iii) any employee attrition has been resolved by hiring and retaining sufficient personnel for 90 days following such production interruption; and (iv) Supplier shall have maintained a minimum undrawn availability of $5.0 million for 90 days following payment in full of the Revolving Agreement;

(c)

if there has been a material production interruption of Component Parts of more than ten calendar days, in addition to the requirements in above 2(a)(i)-(v) and 2(b)(ii)-(iv) having been satisfied, at such time that production pursuant to the US Agreements and the Mexican Supply Agreements has been restored and remains satisfactory for six months after such production interruption; or

(d)	June 30, 2016, unless otherwise extended by written agreement of all parties to this Agreement.

3.	Customer’s Accommodations.

3.1

Brazil Obligations. On or before the Closing Date, Customer’s Brazilian affiliate and Supplier’s Mexican affiliate agree to make any payments to one another, as required, to retire all past due obligations arising from supply arrangements between Supplier’s Mexican affiliate and Customer’s Brazilian affiliate and to remain current with respect to such obligations thereafter.

3.2

Purchase/Lease of Morganton Assets. Meritor will purchase from Sypris, no later than July 7, 2015, certain machinery and equipment and inventory located at the Morganton facility and will lease, with an option to purchase, the Morganton real estate and building all upon, and subject to, the terms set forth in an Asset Purchase Agreement between Sypris and Meritor, effective as of the Closing Date.

3.3

Inventory Purchase Guarantee. Meritor has guaranteed to purchase, from Sypris, certain inventory related to the supply of Component Parts to Meritor from the Sypris’ facilities in the United States upon, and subject to, the terms of the Guaranteed Inventory Agreement between Sypris, Meritor and PNC effective as of the date thereof.

3.4	Rebilled Raw Materials.

On Monday of each week commencing on Monday, July 13, 2015 and continuing until such time, if any, as Customer and Sisamex consign the raw materials to Supplier pursuant to the terms of Section 3.5 below, the parties will net the amount of all invoiced amounts for rebilled raw materials from Customer to Supplier against an equal balance of outstanding invoices for Component Parts issued by Supplier to Customer. Any net amount which is owed by one party to the other, after the execution of the weekly offsetting, if applicable, shall be paid by such party to the other within two (2) business days after the weekly offsetting, or on Wednesday of each week if no offsetting is applicable per §3.5 Notwithstanding anything herein to the contrary, however, Customer will delay, for a period of one week, offsetting up to $325,000 in rebilled raw materials that would otherwise have occurred on August 10, 2015 (thereby increasing the net payment due from Customer on Wednesday, August 12, 2015 by that amount) and such amount shall be added to the amount that will be offset on August 17, 2015 as though such payment had not been made (thereby reducing the net payment due from Customer on Wednesday, August 19, 2015 by that same amount).

3.5 Customer and its affiliates, in their sole discretion, will have the option to supply all, or any portion, of Supplier’s requirements of components, steel and other raw materials used in its manufacture of products under the US Agreements and the Mexican Supply Agreements by consignment in lieu of doing so on a rebill basis; provided, however, that if Customer or its affiliates exercises such option, Customer shall provide notice thereof to PNC. Supplier agrees that Customer may file UCC Financing Statements to reflect any such consignments, in form and substance reasonably satisfactory to PNC.

3.6     Customer agrees to amend the open purchase and long term agreements between Meritor and Reynolds Machine Company, Inc. (“Reynolds”) in accordance with the provisions of Exhibits B-1, B-2 and B-3, attached hereto, upon, and subject to, (a) the securing, by Supplier, of, new borrowing agreements which will result in both the full pay-off of the Revolving Agreement and the provision, to Supplier, of sufficient funds to complete Supplier’s acquisition of Reynolds; and (b) the closing of Supplier’s acquisition of Reynolds.

3.7     Reservation of Certain Rights. Subject to the terms of this Agreement, Customer and its affiliates expressly reserve and do not waive any rights, claims, interests and defenses they may have against Supplier.

4.	Supplier’s Obligations and Accommodations.

4.1	Comply with the US Agreements and the Mexican Supply Agreements.

(a)

Supplier will take all actions reasonably necessary to, and shall timely manufacture the Component Parts for Customer and its affiliates and for Sisamex, in accordance with the terms of the US Agreements and the Mexican Supply Agreements.

(b)	Supplier will promptly notify Customer, its affiliates and Sisamex of any material threat or threats to continued timely shipment of Component Parts.

(c)

Supplier will not subcontract any portion of the manufacturing process for a Component Part to a third party without the prior written consent of Customer. If Supplier has subcontracted any of the manufacturing processes for a Component Part contrary to the terms of any US Agreement or a Mexican Supply Agreement, Supplier will deliver to Customer a list identifying the Component Part or Parts, summarizing the manufacturing processes performed and identifying the subcontractors. Customer and Supplier will work in good faith to resolve these subcontractor issues. In addition, Supplier will not move any Customer Tooling used in the manufacturing of a Component Part from its present location without the prior consent of Customer and Lender.

(d)

In light of Customer’s purchase of assets at the Morganton facility as contemplated in Section 3.2, above, Supplier agrees to execute an amendment to the Commodities Supply Agreement, as of the Closing Date, in the form attached hereto as Exhibit C, to remove the 14X rear carrier machining activity that was to be performed at the Morganton facility by Supplier.

(e)

Except as specifically provided in this Agreement, this Agreement is not intended to modify the terms and conditions of any of the US Agreements or the Mexican Supply Agreements, which terms and conditions otherwise remain in full force and effect. In the event of any direct conflict between the terms of this Agreement and the terms of a US Agreement or a Mexican Supply Agreement, the terms of this Agreement will control for the duration hereof.

4.2	Rebilled Raw Materials.

(a) On July 1, 2015, , Customer and Supplier calculated the net balance of all rebill invoices of Customer issued to Supplier which were outstanding as of such date against all invoices issued by Supplier to Customer for Component Parts which were outstanding as of such date in the amount of $3,046,807.61 (the “Customer Net Receivable Balance”). The Customer Net Receivable Balance was converted into subordinated secured debt of Supplier to Customer in accordance with the terms of Section 4.12, below. As of July 1, 2015, the amount of outstanding invoices owed by Customer to Supplier was $0.00 and the total amount of outstanding invoices owed by Supplier to Customer was $0.00.

(b) With regard to rebilled raw materials provided by Customer to Supplier’s Toluca, Mexico facility (the “Mexican Rebill Materials”), Customer agrees, within thirty days after the Closing Date, that Customer will remove all of the Mexican Rebill Materials from the Toluca facility that exceed Supplier’s need for such materials during the next ninety (90) days based upon firm orders between Supplier and Customer’s Brazilian affiliate and will, within seven days after such removal, cancel all invoices sent by Customer to Supplier with respect to the Mexican Rebill Materials so removed by Customer. Customer’s invoices for such Mexican Rebill Materials remaining at Supplier’s facility shall be paid by Supplier in accordance with the existing rebill payment terms. Thereafter, Customer shall deliver to Supplier such raw materials as and when needed.and will invoice Supplier for such materials at the time of delivery to Supplier.

4.3

Inventory Bank. At Customer’s request, Supplier will build for Customer an inventory bank of Component Parts (“Inventory Bank”) in accordance with an inventory bank schedule agreeable to Customer and Supplier; provided, however, that Supplier’s obligation to build inventory bank parts will be subject to, among other things, (i) reasonably applied internal capacity limitations (e.g., machine capacity and manpower limitations), (ii) availability of raw materials and supplies, and (iii) available financing. Supplier will ship inventory bank parts as they are produced to the location designated by Customer. Supplier will not be required to build an Inventory Bank unless Customer agrees in advance to (i) pay all documented, additional, out-of-pocket costs incurred by Supplier in manufacturing the Inventory Bank including, without limitation, any overtime, shipping, packaging, and storage costs, (ii) buy each of the items in the Inventory Bank which are conforming to Seller’s warranties under the applicable Supply Agreement, and (iii) pay in cash free of offset, other than the offsets provided for in Section 3.3 herein, the applicable purchase order price for each such item of the Inventory Bank.

4.4	Access to and Provision of Information.

(a)

Supplier agrees that Customer, upon giving two business day’s advance notice, will have access to Supplier’s operations during normal business hours, and outside normal business hours when reasonably necessary, for the purposes of (i) monitoring production of its Component Parts, (ii) meeting with Supplier’s representatives, (iii) monitoring steps needed to increase production capacity necessary to meet the terms of all US Agreements and the Mexican Supply Agreements and (iv) monitoring Supplier’s compliance with the terms of this Agreement, the US Agreements and the Mexican Supply Agreements, and any other agreements between Supplier and Customer and its affiliates and Sisamex.

(b)

Supplier will provide to Customer the reporting and information, borrowing base certificates and collateral reports that it provides to Lender at the same time such information is due to be provided to Lender.

(c)

As soon as reasonably practicable after becoming aware of any lawsuit against Supplier or any action that could interfere with Supplier’s ability to perform its obligations under this Agreement and the US Agreements, or the Mexican Supply Agreements, Supplier will notify Customer and Lender of the adverse event (as to Lender in addition to any other notification obligations Supplier has under the Revolver Agreements).

(d)

On the Effective Date, Supplier shall provide to Customer and its professional advisers: (i) a copy of the executed amendment to the Revolving Agreement evidencing the changes described in Paragraph 5.3, herein; (ii) a copy of documentation relating to the proposed lending agreements with TPG Capital or any other lender; and (iii) a summary of the key points of the Reynolds Machine Company, Inc. (“Reynolds”) purchase agreement; and (iv) any updates of such documentation, or new related documentation.

4.5

Payments to Vendors and Other Creditors. Supplier will remain or promptly become current on all payments to any vendor or other creditor which has threatened to disrupt supply, if the failure to do so could reasonably result in a material interruption in the supply of Component Parts to Customer or its affiliates or Sisamex under any of their US Agreements or the Mexican Supply Agreements.

4.6

Lender Consents. Supplier will obtain Lender’s acknowledgment to the rights and interests granted to Customer under this Agreement by providing Customer a copy of the acknowledgment in the form attached as Exhibit D executed by duly authorized representatives of Lender. Supplier will obtain the consent to the terms of the Accommodation and Access Agreements from any lender entering into a credit agreement replacing, or in addition to, the Revolving Agreement.

4.7	Access Agreement. Supplier will execute an Access Agreement (“Access Agreement”) in favor of Customer in the form attached as Exhibit “A” hereto.

4.8.

Vendor Hostage Protocol. Supplier agrees to the following protocol to resolve situations where a vendor of materials, components, tooling or services to Supplier refuses to perform under its supply contract and the vendor demands payment of antecedent debt owed by Supplier in exchange for the vendor’s agreement to ship materials, tooling or components or provide services to Supplier (“Vendor Hostage Demand”):

(a)	Supplier will promptly inform Lender and Customer of any Vendor Hostage Demand(s).

(b)

Supplier will work in good faith with Customer to obtain the materials, components, tooling or services from the vendor. Customer or its affiliates shall have the right to pay vendors in connection with Vendor Hostage Demands and to offset the amount(s) of any payment(s) from its payables to Supplier.

(c)	Supplier will use its best efforts to give Customer and Lender at least 24 hours’ notice of any proposed resolutions of a Vendor Hostage Demand before implementing the resolution.

4.9

Agents and Representatives. Supplier authorizes its consultants to speak with and provide progress and other reports directly to Lender, Customer and its respective agents, representatives and designees.

4.10

Gill Payment. Supplier agrees that any loans by Gill to Supplier shall not be repaid by Supplier, and no payments other than ordinary salary or other compensation, or expense reimbursements made in the ordinary course of business, shall be made to Gill or to any related entity or person, until such time as all obligations under the Revolving Agreement and the Promissory Note have been fully paid.

4.11	Supplier agrees that it will not enter into any other arrangements or agreements that would materially impair Customer’s, its affiliates or Sisamex’s rights under this Agreement.

4.12

Issuance of Promissory Note. , On July 2, 2015, Supplier executed and delivered to Customer a promissory note in the amount of the Customer Net Receivable Balance (the “Promissory Note”), a Security Agreement securing the note amount against certain assets of Supplier, and an Inter-Creditor Agreement providing that Customer’s lien against Supplier’s assets are a subordinated second lien to the Lender’s security interest in such assets and that, in particular, the lien on such assets in favor of Gill are subordinate to that of Customer .

4.13

Reservation of Certain Rights. Subject to the terms of this Agreement, Supplier and its affiliates expressly reserve and do not waive any rights, claims, interests or defenses that they may have against Customer and its affiliates.

5.	Reserved

6.	Reserved.

7.	Tooling Acknowledgment.

7.1	Definitions.

(a)     The term “Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation, including engineering specifications and test reports used by Supplier in connection with its manufacture of Component Parts for Customer and its affiliates.

(b)     The term “Unpaid Tooling” means Tooling manufactured for Customer or its affiliates for which Customer or its affiliates have not made full payment under the applicable purchase order agreement with Supplier.

(c)     The term “Supplier Owned Tooling” means Tooling which Supplier asserts is not owned by Customer or its affiliates and which is not subject to a purchase order issued by Customer or its affiliates (excluding any replacement tooling paid for by Supplier).

(d)     The term “Customer Tooling” means all other Tooling which is not Unpaid Tooling and/or Supplier Owned Tooling that is used or to be used to manufacture Customer’s Component Parts, whether under direct agreements between Supplier and Customer or its affiliates or agreements between Supplier and third parties.

7.2

Supplier and Lender Tooling Acknowledgment. Supplier and Lender acknowledge and agree that Customer Tooling is (i) subject to the terms of this Agreement, (ii) owned by Customer or its affiliates, and (iii) held as bailee-at-will by Supplier and to any third parties to which Supplier has transferred possession of Customer Tooling.

7.3

Tooling Lists. Supplier will provide Customer and Lender, within 15 days after the Effective Date, (a) a list identifying the locations of Customer’s Tooling and (b) within 45 days after the Effective Date a list of Supplier Owned Tooling and Unpaid Tooling relating to Customer’s Component Parts (“Tooling List”). Customer will provide assistance to Supplier in preparing his Tooling List as reasonably requested by Supplier. Customer reserves the right to dispute any Tooling List provided by Supplier. If Customer disagrees with the Tooling List, Supplier, Lender and Customer will confer and attempt, in good faith, to resolve the dispute. If the dispute cannot be resolved by Supplier and Customer within 15 days after Customer receives the Tooling List, the matter may, at Customer’s option, be jointly submitted to a third party to be selected by Supplier, Lender and Customer for expedited resolution.

7.4

Tooling Dispute. If there is a dispute between Supplier and Customer under Section 7.3 over whether any Tooling is Customer Tooling, Supplier Owned Tooling or Unpaid Tooling, and Customer has exercised its access rights under the Access Agreement, then the disputed Tooling will be presumed to be Customer Tooling, pending resolution of the dispute, provided that the Customer pays into escrow (which will be subject to Lender’s security interest) the lesser of the disputed amount or the unpaid purchase price of such disputed Tooling; provided, however, that Customer will not remove any such disputed tooling from a Supplier facility which is then being used by Supplier to satisfy any of its contractual obligations to any customer of Supplier other than Customer.

7.5

Unpaid Tooling Obligations Not Modified. Once the purchase order price of an item of Unpaid Tooling has been paid by Customer or its affiliates, it will be included in the definition of Customer Tooling. Subject to Section 7.3, nothing in this Agreement modifies Customer’s obligations to Supplier on account of Unpaid Tooling.

7.6

Supplier’s Limited Right to Tooling. Supplier has no right, title or interest in Customer Tooling, but has only the obligation to possess and use the Customer Tooling solely to manufacture Customer’s Component Parts, in Customer’s sole discretion.

7.7

Customer’s Right to Repossess Tooling. Upon Customer’s exercise of its Right of Access following an Event of Default: (i) Customer and its respective affiliates have the right to take immediate possession of its Customer Tooling, without payment of any kind to Supplier, (ii) Supplier agrees to cooperate with Customer and its affiliates in their taking possession of Customer Tooling, and (iii) Supplier agrees to provide access to Customer and its affiliates to remove Customer Tooling; provided, however, that Customer and its affiliates will not unreasonably interfere with Supplier’s ongoing manufacturing operations or its production of component parts for another customer when removing Customer Tooling; and provided, further, that Customer or its affiliates shall be liable for any damages to Supplier’s premises or assets resulting from such access or repossession caused by Customer or its affiliates.

7.8

Additional Rights. The acknowledgements, rights and obligations contained in this Section 7 (i) are in addition to (and not in lieu of) the rights of Supplier and Customer and its affiliates and Sisamex under the US Agreements and the Mexican Supply Agreements or any other agreements between Supplier and Customer and its affiliates and Sisamex, and (ii) will continue in effect after the expiration of the Term or termination of this Agreement.

7.9

Marking Tooling and Notice. Supplier grants to Customer and its affiliates permission to record, on Supplier’s behalf, any notice and/or financing statements concerning Customer Tooling if Customer or its affiliates determine that it is reasonably necessary to do so to reflect their interests in Customer Tooling. Supplier will not interfere with, and will provide access so Customer or its affiliates may affix any plate, stamp, or other evidence of Customer’s or its affiliate’s ownership upon each item of its Customer Tooling.

8.

Events of Default. The occurrence of any one or more of the following will be an “Event of Default” under this Agreement, unless a waiver or deferral thereof is agreed to in writing, in each instance, by Customer.

8.1

An authorized officer of Supplier repudiates or Supplier breaches its obligations under this Agreement or any of the US Agreements, or any of the Mexican Supply Agreements, the consequence of which is that such default is reasonably likely to result in a material interruption in the supply of Component Parts to Customer or any of its affiliates or Sisamex and such material interruption remains uncured for four (4) calendar days (the “Cure Period”), following notice by Customer or any of its affiliates or Sisamex to Supplier and Lender provided, however, that if any officer or a Plant Manager of Supplier willfully causes a material interruption in supply, then no cure period shall apply.

8.2	Supplier breaches the terms of Paragraphs 4.5, 4.6 or 4.11, which breach remains uncured for two (2) calendar days following notice to Supplier and Lender;

8.3

Lender commences any affirmative enforcement action under the Revolving Agreement, as amended, if the action is reasonably likely to materially impact Supplier’s operations or ability to perform under this Agreement or the Access Agreement;

8.4

Lender repudiates or materially breaches this Agreement or the Revolving Agreement, as amended, and such repudiation or material breach is reasonably likely to materially disrupt the supply of Component Parts by Supplier;

8.5	Lender ceases funding under the Revolving Agreement, as amended, for any reason and such cessation is reasonably likely to materially disrupt the supply of Component Parts by Supplier; or

8.6

A Chapter 11 petition is filed under the United States Bankruptcy Code by or against Supplier and is subsequently converted to Chapter 7 or a Chapter 7 petition is filed by or against Supplier and an Order for relief is entered in the Chapter 7 case without the case being converted to a Chapter 11 within fourteen (14) days of such filing.

9.	Reserved.

10.	Remedies Upon Default. Remedies upon an Event of Default under this Agreement include:

(a)

Customer or its affected affiliate shall have the option, pursuant to the terms of the Access Agreement, to operate one or more of Supplier’s Louisville and Toluca facilities (and any other later acquired facilities from which Supplier supplies products to Customer, its affiliates and/or Sisamex), once the right to access has been “exercised” (as defined in the Access Agreement);

(b)

Customer, Sisamex and Customer’s Brazilian affiliate shall each have the right to terminate any or all of the US Agreements, or the Mexican Supply Agreements and agreements of Customer’s Brazilian affiliate, as the case may be, or to resource any of the products to be supplied by Supplier under any of the those agreements;

(c)

Supplier shall cooperate, at the request of Customer, Sisamex and Customer’s Brazilian affiliate, as the case may be, in the resourcing of any products supplied by Supplier under any of the US Agreements and Mexican Supply Agreements;

(d)	Supplier shall assign any of its vendor contracts involved in the supply of products to Customer, Sisamex and Customer’s Brazilian affiliate, as the case may be, upon either or both of their request;

(e)

Supplier shall make available to Customer, any affiliates of Customer, and Sisamex, as the case may be, upon their request, any Customer Tooling owned by such entity or to be paid for by Customer or any of its affiliates or Sisamex (once such payment has been made);

(f)

Supplier shall grant to Customer an irrevocable, fully paid, royalty free, worldwide, non-exclusive, sublicensable (solely to a “Designee” as defined in the Access Agreement) and non-assignable, except in connection with the sale of all or substantially all of the business of Customer related to such Component Parts, license to any intellectual property used in the production of the Component Parts to make, have made, use, have used, modify, improve, prepare derivative works of, distribute, display, offer to sell, sell, import and do all other things and exercise all other rights in the licensed intellectual property solely to the extent necessary for production of the Component Parts which would otherwise have been sold by Supplier to Customer, Sisamex or Customer’s Brazilian affiliate under the US Agreements and Mexican Supply Agreements, the term of such license to be for the original term of the applicable agreement and any additional term thereafter which is commercially required to obtain the production of the products during the remaining original term (not to exceed a total of one year from the date Customer exercises its Right of Access under the Access Agreement), and any reasonable additional term thereafter which is commercially required to obtain the production of the products, plus with respect to repair obligations for the life of each product actually produced during the original term or such additional term (if applicable) of each such applicable agreement, whether by Supplier or by Customer or any affiliate of Customer.

(g)

provided, however, that the foregoing remedies in Sections 10(a)-(f) shall apply only with respect to the Supplier location where the default has occurred, so long as the Event of Default was solely an operational (non-financial) default under Section 8.1.

11.

Reservation of Rights. Unless expressly waived or modified in this Agreement, each party reserves and does not waive any claims, rights, and remedies that it may have under the US Agreements and the Mexican Supply Agreements, any other agreements between or among the parties, or applicable law, and each party expressly reserves all such claims, rights and remedies they have under this Agreement, the US Agreements, the Mexican Supply Agreements, and any other agreements between or among the parties and applicable law.

12.

Confidentiality. Except as my be required by regulations, law or court orders, the parties agree that they will not disseminate, disclose or communicate, either directly or indirectly, any of the information contained in or received by virtue of this Agreement to any outside party other than its employees and professional advisors, provided that such outside party is subject to this same confidentiality provision. The parties will, in good faith, seek to ensure that the contents of this Agreement are kept secret and confidential.

13.

Notice. Any notice or other instrument to be given under this Agreement must be in writing and, except as otherwise provided in this Agreement, will be deemed to be duly given if mailed, delivered by hand or sent by email to the party to whom the communication is intended to be given and any notice so delivered or sent will be deemed to have been given at the time of service on the day on which it was delivered or sent, and if mailed, will be deemed to be given 3 days following the date of mailing. Until changed by notice in the manner described above, the addresses of the parties for the purpose of notice will be:

If to Supplier:	Sypris Solutions, Inc.
101 Bullitt Lane Suite 450 Louisville, KY 40222 Attention:John R. McGeeney General Counsel

With a copy to:	Douglas P. Bartner
Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10002

If to Customer:	Meritor Heavy Vehicle Systems, LLC
2135 West Maple Road Troy, Michigan 48084 Attention: Vice President, Procurement Fax #: 248-435-9404

With a copy to:	Meritor, Inc. 2135 West Maple Road Troy, Michigan 48084 Attention: Office of the General Counsel Fax #: 248-435-2943

If to Lender:	PNC Bank National Association 11405 North Pennsylvania Street Carmel, Indiana 46032 Attention: Jay Danforth

With a copy to:	Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103 Attention: Michael C. Graziano Fax # 215-832-5387

14.	General Terms.

14.1

This Agreement, together with any other documents executed in connection with this Agreement, constitutes the entire understanding of the parties in connection with the subject matter of this Agreement. There are no written or oral representations or understandings that are not fully expressed in this Agreement. This Agreement may not be modified, altered or amended except by an agreement in writing signed by all parties.

14.2

The parties executing this Agreement as representatives warrant that they have the power and authority to execute this Agreement on behalf of the corporation or entity that they represent and that their signatures bind the corporations or entities to the terms of this Agreement.

14.3

Supplier must obtain the consent of Customer to assign or transfer, directly or indirectly, any of its rights under this Agreement. Likewise, this Agreement is not intended for the benefit of any third parties, including any purchasers of Supplier’s assets or other customer of Supplier (other than affiliates of Customer).

14.4

If an Event of Default occurs under this Agreement, the affected party may file for preliminary injunctive relief for a court to order specific performance of the non-performing party’s obligations and such non-performing party shall not object to such request for preliminary relief on the grounds that there is no irreparable harm or that the affected party has an adequate remedy at law.

14.5

No delay or failure of Lender or Customer to exercise any right, power or privilege hereunder will affect such right, power or privilege, nor will any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege.

14.6	If any part of this Agreement is for any reason found to be unenforceable, all other parts of this Agreement nevertheless remain enforceable.

14.7	Nothing in this Agreement will be interpreted to constitute Supplier as Customer’s agent for any purpose.

14.8

Except as specifically provided in this Agreement, this Agreement is not intended to modify the terms and conditions of the US Agreements and the Mexican Supply Agreements, which terms and conditions will otherwise remain in full force and effect.

14.9

This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one instrument. The parties agree that their respective signatures may be delivered by facsimile or email with original signatures to follow, and that facsimile or email signatures will be treated as originals for all purposes.

14.10

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Michigan, without giving effect to the conflicts of laws principles of Michigan. Notwithstanding the foregoing, the US Agreements and the Mexican Supply Agreements will continue to be governed by the laws provided for therein.

15.

REPRESENTATIONS. EACH PARTY HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS CHOICE BEFORE SIGNING THIS AGREEMENT. NO PARTY IS RELYING ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS THAT ARE NOT IN THIS AGREEMENT. ANY AMBIGUOUS LANGUAGE IN THIS AGREEMENT SHOULD NOT BE CONSTRUED AGAINST ANY PARTICULAR PARTY BECAUSE THAT PARTY DRAFTED THE LANGUAGE.

16.

JURY TRIAL WAIVER. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. EACH PARTY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR THE US AGREEMENTS. NO PARTY WILL BE DEEMED TO HAVE RELINQUISHED ITS WAIVER OF JURY TRIAL UNLESS THAT PARTY DOES SO IN WRITING.

[signatures on next page]

Meritor Heavy Vehicle Systems, LLC By: /s/ Robert H. Speed Print Name: Robert H. Speed Title: Authorized Signer Date: July 9, 2015	Sypris Solutions, Inc. By: /s/ John R. McGeeney Print Name: John R. McGeeney Title: Vice President, General Counsel & Secretary Date: July 9, 2015
Sypris Technologies, Inc. By: /s/ John R. McGeeney Print Name: John R. McGeeney Title: Vice President, General Counsel & Secretary Date: July 9, 2015	Sypris Technologies Kenton, Inc. By: /s/ John R. McGeeney Print Name: John R. McGeeney Title: General Counsel Date: July 9, 2015
Gill Family Capital Management, Inc. By: /s/ Jeffrey T. Gill Print Name: Title: Date: July 9, 2015